Exhibit 4.4

GE FINANCIAL ASSURANCE HOLDINGS, INC.

Company

GENWORTH FINANCIAL, INC.

Successor Company

and

JPMORGAN CHASE BANK

Trustee

Second Supplemental Indenture

Dated as of                 , 2004

to the

Indenture

Dated as of June 26, 2001

as amended by

First Supplemental Indenture

Dated as of June 26, 2001

Providing for the Issuance of Debt Securities
(Unlimited as to Aggregate Principal Amount)

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of May     , 2004, between GE Financial Assurance Holdings, Inc., a Delaware corporation (the “Company”), Genworth Financial, Inc., a Delaware corporation (the “Successor Company”), and JPMorgan Chase Bank, a New York banking corporation (formerly known as The Chase Manhattan Bank) (the “Trustee”), to the Indenture, dated as of June 26, 2001, between the Company and the Trustee (the “Base Indenture”), as amended by the First Supplemental Indenture, dated as of June 26, 2001 (the “First Supplemental Indenture,” and together with the Base Indenture, the “Indenture”).

RECITALS:

WHEREAS, the Company and the Trustee have heretofore entered into the Indenture to provide for the issuance of the Company’s unsecured debentures, notes or other evidences of indebtedness to be issued in one or more series;

WHEREAS, Section 11.01 of the Indenture permits the sale, conveyance, transfer or other disposition of all or substantially all of the Company’s assets to any other Person, provided that the successor Person shall be a corporation or a limited liability company organized and existing under the laws of the United States of America or a state thereof and such corporation or limited liability company shall expressly assume (1) the due and punctual payment of the principal of, and premium, if any, and interest, if any, on all the Securities according to their tenor, and (2) the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by the Company, by supplemental indenture satisfactory to the Trustee, executed and delivered to the Trustee by the corporation which shall have acquired such assets;

WHEREAS, Section 10.01(a) of the Indenture permits the Company and the Trustee to enter into a supplemental indenture to the Indenture without the consent of the holders of the Securities to evidence the succession of another corporation to the Company and the assumption by the successor corporation of the covenants, agreements and other obligations of the Company pursuant to Article Eleven of the Indenture;

WHEREAS, the Company has transferred substantially all of its assets to the Successor Company and the Successor Company desires to assume the due and punctual payment of the principal of, and premium, if any, and interest, if any, on all of the Securities according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by the Company and, in connection therewith, the Trustee has agreed to enter into this Second Supplemental Indenture to reflect such assumption;

WHEREAS, the Trustee has received an Opinion of Counsel and an Officers’ Certificate, pursuant to Sections 10.05, 11.03 and 14.05 of the Indenture, stating that (i) the Second Supplemental Indenture complies with the requirements of Article Ten of the Indenture, (ii) the transfer of substantially all of the Company’s assets to the Successor Company and the Second Supplemental Indenture comply with the provisions of Article Eleven of the Indenture, and (iii) all conditions precedent provided for in the Indenture to the execution and delivery by the Trustee of the Second Supplemental Indenture have been complied with; and

WHEREAS, all things necessary to make this Second Supplemental Indenture a valid agreement of the Company, the Successor Company and the Trustee, in accordance with its terms, have been done.

NOW, THEREFORE, in consideration of the above premises, each party covenants and agrees, for the benefit of the other parties and for the equal and ratable benefit of all of the holders of the Securities, as follows:

ARTICLE ONE

ASSUMPTION OF COMPANY OBLIGATIONS

Section 1.1             Assumption of Company Obligations.

The Successor Company hereby assumes the obligations of the Company under the Indenture with respect to the due and punctual payment of the principal of, and premium, if any, and interest, if any, on all the Securities according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by the Company;

Section 1.2             The Successor Company to be Substituted for the Company.

Pursuant to Section 11.02 of the Indenture and not in limitation of any other provisions thereof, upon execution and delivery of the Second Supplemental Indenture, the Successor Company shall succeed to and be substituted for the Company, with the same effect as if it had been named in the Indenture as the party of the first part and the Company shall be relieved of any further obligation under the Indenture and the Securities.

Section 1.3             Agencies.

The Successor Company hereby confirms all agency appointments made by the Company under the Indenture.

Section 1.4             Notices.

For purposes of Section 14.03 of the Base Indenture, the address of the Successor Company is:

Genworth, Financial, Inc.
6620 West Broad Street
Richmond, Virginia 23230

Section 1.5             Notation on Securities.

All of the 1.6% Notes due 2011 authenticated and delivered after the date hereof shall bear the following notation, which may be stamped or imprinted thereon:

“In connection with the transfer of substantially all of the Company’s assets to Genworth Financial, Inc. and pursuant to the Second Supplemental Indenture dated as of                 , 2004, Genworth Financial, Inc. has assumed the due and punctual payment of the principal of, premium, if any, and interest, on, this Note and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by the Company.”

ARTICLE TWO

MISCELLANEOUS

Section 2.1             Definitions.

Except as otherwise expressly provided or unless the context otherwise requires, all terms used herein which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

Section 2.2             Confirmation of the Indenture.

The Indenture, as supplemented by this Second Supplemental Indenture, is in all respects ratified and confirmed, and the Indenture, this Second Supplemental Indenture and all indentures supplemental thereto shall be read, taken and construed as one and the same instrument.

Section 2.3             Effective Date; Termination.

This Second Supplemental Indenture will take effect as of the date first set forth above.

Section 2.4             Governing Law.

This Second Supplemental Indenture shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State.

Section 2.5             Counterparts.

This Second Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 2.6             Trustee.

The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture.  The recitals and statements contained in this Second Supplemental Indenture are deemed to be those of the Company and the Successor Company and not of the Trustee.

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IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, all as of the day and year first written above.

GE FINANCIAL ASSURANCE HOLDINGS, INC.
By:
Name:
Title:
GENWORTH FINANCIAL, INC.
By:
Name:
Title:
JPMORGAN CHASE BANK
By:
Name:
Title: